CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Financial Highlights" and to the use of our report dated May 26, 2015 in this Registration Statement (Form N-CSR No. 811-08993) of The Newmark Risk-Managed Opportunistic Fund.

VB&T CERTIFIED PUBLIC ACCOUNTANTS, PLLC

New York, New York

May 26, 2015

Registered with the Public Company Accounting Oversight Board